Ex 10.70

December 20, 2007

Marathon Oil Company
5555 San Felipe Road
Houston, Texas 77056-2723
Attn: General Counsel

Re:	Settlement of Section 2.6 of the Consolidation and License Agreement

Gentlemen:
Syntroleum Corporation (“Syntroleum”) and Marathon Oil Company (“Marathon”) have previously executed the Consolidation and License Agreement dated effective January 16, 2007 (the “Agreement”). By execution of this letter agreement and upon receipt of the Payment (as defined herein), Syntroleum and Marathon agree that the payment by Syntroleum of $3,750,000 in immediately available funds (the “Payment”) to Marathon by December 28, 2007 shall satisfy and terminate the payment obligations pursuant to Section 2.6 of the Agreement. Upon receipt of the Payment Marathon releases and forever relinquishes, surrenders, waives, bargains away, acquits, exonerates and discharges Syntroleum and each member of the Syntroleum Group (as defined in the Agreement) from any and all causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any kind or nature whatsoever, known or unknown, fixed or contingent, based on the payment obligations set forth in Section 2.6 of the Agreement.

Syntroleum and Marathon further agree that all other terms and conditions of the Agreement remain in effect and binding upon the parties to the Agreement.

If you are in agreement with the above please sign in the space provided below.

Sincerely,

/s/ Gary Roth
President and Chief Executive Officer

Agreed and accepted this 21st day of December 2007.

Marathon Oil Company

By: /s/ Paul C. Reinbolt
Title: Vice President Finance and Treasurer